eMagin's Secured Note Holders Convert Debt to Common Stock

Elimination of Debt Strengthens Balance Sheet and Improves Income Statement.



HOPEWELL JUNCTION, N.Y.March 4, 2004--eMagin Corporation (AMEX: EMA - News), the leading manufacturer of active matrix OLED microdisplays and virtual imaging systems, has moved to eliminate debt and lay the groundwork for growth. Holders of the company's Secured Convertible Notes due November 2005 have agreed to an early conversion of 100% of their outstanding notes and accrued interest to common stock.

The total amount of the Notes plus accrued interest amounted to $8,567,424, and will be convertible into approximately 11,394,621 shares. Net of effects from expensing unamortized amounts remaining for original issue discounts and beneficial conversion, the conversion is expected to add approximately $6.95 million to Shareholders' Equity.


According to Gary Jones, eMagin's chief executive officer and president, "Achieving this remarkable transformation in our overall financial position is the product of the dedication and confidence of our investors, employees, Board, suppliers, and customers. We are grateful to them all. The resulting increase in shareholders' equity, the reduction of fixed charges, and the reduction of almost all interest expense will be important factors as we approach new investors, customers, and potential strategic partners. In addition, issuing these warrants at over current market price represents the potential for an additional source of equity capital to help fuel our growth."


Mr. Jones also noted that the action completes financial restructuring transactions initiated early last year.


The Noteholders agreed to the early conversion in exchange for the issuance of
2.5 million warrants with a strike price of $2.76 per share. Sixty percent, or
1.5 million, of the warrants have a term of 12 months from date upon which the registration of the underlying shares is declared effective or December 31, 2005, whichever is later. The remaining warrants have a term of 48 months from date upon which the registration of the underlying shares is declared effective.


The Notes themselves had a face value of $7,825,000 and were issued or amended as part of an April 2003 financing. The Conversion prices for the Notes were set at the time of their initial issuance and will result in the issuance of 11,095,257 shares. The interest accrued on the Notes amounted to approximately $742,424 and is planned to be paid through the issuance of approximately 299,364 shares of the Company's common stock based upon the closing price at the time of the Agreement.


About eMagin Corporation:


eMagin is a leader and innovator in near-to-the-eye virtual imaging technologies and products, integrating high resolution OLED displays (smaller than one-inch), magnifying optics, and systems technologies to create a virtual image that appears comparable to that of a computer monitor, a large-screen television, or even a theater-like experience eMagin's microdisplay systems are expected to enable new mass markets for wearable personal computers, wireless Internet appliances, portable DVD-viewers, digital cameras, and other emerging applications for consumer, industrial, and military applications. The company has developed unique technology for producing high performance OLED-on-silicon microdisplays and related optical systems. eMagin is the only company to announce, publicly show and sell full-color active matrix OLED-on-silicon microdisplays. eMagin also licenses OLED technology from Eastman Kodak Company. The company supplies these displays in commercial quantity to OEMs. In addition, the company sells integrated modules to military, industrial and medical customers. eMagin's corporate headquarters and microdisplay operations are co-located with IBM on its campus in East Fishkill, N.Y. Optics and system design facilities are located at its wholly owned subsidiary, Virtual Vision, Inc., in Redmond, WA. Website: http://www.emagin.com.


Forward Looking Statements:


Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company's control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company's periodic filings with the Securities and Exchange Commission.



Contact:
eMagin Corporation
Joseph Runde, 845-892-1900
jrunde@emagin.com


Source: eMagin Corporation